Exhibit 10.3

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of December 30, 2024, is entered into by and among the undersigned stockholders of the Company (collectively, the “Stockholders” and each, a “Stockholder”), Vacasa, Inc., a Delaware corporation (the “Company”), and Casago Holdings, LLC, a Delaware limited liability company (“Parent”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) Parent, (ii) Vista Merger Sub II Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Company Merger Sub”), (iii) Vista Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“LLC Merger Sub”, and collectively with Company Merger Sub, “Merger Subs”), (iv) the Company and (v) Vacasa Holdings LLC, a Delaware limited liability company (“Company LLC”), are entering into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), which provides for, among other things, subject to the execution thereof by the parties thereto, (a) the merger of LLC Merger Sub with and into Company LLC (the “LLC Merger”) with Company LLC surviving the LLC Merger and (b) immediately following the LLC Merger, the merger of Company Merger Sub with and into the Company (the “Company Merger”, and collectively with the LLC Merger, the “Mergers”) with the Company surviving the Company Merger;

WHEREAS, as of the date hereof, each of the Stockholders is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of (i) the number of shares of Class A Common Stock set forth opposite such Stockholder’s name on Exhibit A hereto under the heading “Class A Owned Shares”, collectively being all of the shares of Class A Common Stock owned of record or beneficially by the Stockholders as of the date hereof (the “Class A Owned Shares”), (ii) the number of shares of Class B Common Stock (together with the Class A Common Stock, the “Common Stock”) set forth opposite such Stockholder’s name on Exhibit A hereto under the heading “Class B Owned Shares”, collectively being all of the shares of Class B Common Stock owned of record or beneficially by the Stockholders as of the date hereof (the “Class B Owned Shares” and together with the Class A Owned Shares, the “Owned Shares”) and (iii) the number of Company LLC Units set forth opposite such Stockholder’s name on Exhibit A hereto under the heading “Owned Units”, collectively being all of the equity of Company LLC owned of record or beneficially by the Stockholders as of the date hereof (the “Owned Units”);

WHEREAS, in connection with the Closing, each of the Stockholders will contribute and transfer the number of Owned Units and corresponding Class B Owned Shares set forth opposite such Stockholder’s name on Exhibit B hereto under the heading “Rollover Units”, as adjusted in accordance with Section 2.1 (such paired units and shares, the “Rollover Units”), which Rollover Units otherwise would be redeemed into shares of Class A Common Stock and converted into the right to receive the Merger Consideration in cash but for the transactions contemplated by this Agreement and their exclusion from the Company LLC Units Redemption pursuant to Section 1.1 of the Merger Agreement (the aggregate amount of the Merger Consideration that would have been payable in respect of the Rollover Units if such Rollover Units were redeemed for shares of Class A Common Stock pursuant to Section 1.1 of the Merger Agreement, the “Unit Rollover Amount”) to Parent on the Closing Date and immediately prior to the Company LLC Units Redemptions, the Class G Conversions, the Issuance and the LLC Merger Effective Time (the “Rollover Time”), in exchange for a number of newly issued shares of Parent in a form and type as set forth on the Equity Term Sheet (as defined below), with an aggregate value equal to the Unit Rollover Amount (the “Exchanged Unit Shares”);

WHEREAS, in connection with the Closing, each of the Stockholders will contribute and transfer the number of Class A Owned Shares set forth opposite such Stockholder’s name on Exhibit B hereto under the heading “Class A Rollover Shares”, as adjusted in accordance with Section 2.1 (such shares, the “Class A Rollover Shares” and together with the Rollover Units, the “Rollover Equity”), which Class A Rollover Shares otherwise would be converted into the right to receive the Merger Consideration in cash (the aggregate amount of the Merger Consideration that would have been payable in respect of the Class A Rollover Shares but for the transactions contemplated by this Agreement and their classification as Excluded Shares as a result of the transactions contemplated hereby, the “Class A Rollover Amount” and together with the Unit Rollover Amount, the “Rollover Amount”) to Parent at the Rollover Time, in exchange for a number of newly issued shares of Parent in a form and type as set forth on the Equity Term Sheet, with an aggregate value equal to the Class A Rollover Amount (the “Exchanged Class A Shares”, together with the Exchanged Unit Shares, the “Exchanged Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Stockholders have entered into an interim investors agreement with the other parties thereto, each of which will be an equityholder of Parent (the “Interim Investors Agreement”); and

WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Merger Agreement and concurrently with the execution and delivery of the Merger Agreement, Parent has required that each of the Stockholders, and the Stockholders have agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Stockholders, the Company and Parent hereby agree as follows:

1.          Agreement to Vote the Covered Shares.

  1.1          Beginning on the date hereof until the Termination Date (as defined below) (such period, the “Support Period”), at every meeting of the Company’s stockholders, including any postponement, recess or adjournment thereof, or in any other circumstance, however called, in each case, upon which a vote, consent or other approval (including a written consent) with respect to the Merger Agreement, the Mergers or any other transaction contemplated by the Merger Agreement is sought, each Stockholder agrees to, and if applicable, to cause its controlled Affiliates to, affirmatively vote (including via proxy) or execute consents with respect to (or cause to be voted (including via proxy) or consents to be executed with respect to) all of the Owned Shares and any additional shares of Common Stock or other voting securities of the Company acquired by such Stockholder or its controlled Affiliates during the Support Period (collectively, and together with the Owned Shares, the “Covered Shares”) as follows: (a) in favor of (i) the adoption of the Merger Agreement and the approval of the Mergers, including any amended and restated Merger Agreement or any amendment to the Merger Agreement, in each case, in accordance with Section 3 below, (ii) the approval of any proposal to adjourn or postpone any Company Stockholders Meeting if the Company or Parent proposes or requests such postponement or adjournment in accordance with Section 6.4 of the Merger Agreement and (iii) the approval of any other proposal considered and voted upon by the stockholders of the Company at any Company Stockholders Meeting necessary or desirable for the consummation of the Mergers and the transactions contemplated by the Merger Agreement, and (b) against (i) any proposal, action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company contained in the Merger Agreement or that would reasonably be expected to result in any condition set forth in Sections 7.1 or 7.2 of the Merger Agreement not being satisfied or not being fulfilled prior to the Termination Date, (ii) any Acquisition Proposal, (iii) any reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving the Company (except as contemplated by the Merger Agreement) and (iv) any other action, agreement or proposal which would reasonably be expected to prevent, materially impede or materially delay the consummation of the Mergers or any of the transactions contemplated by the Merger Agreement (clauses (a) and (b) collectively, the “Supported Matters”). Each Stockholder agrees to, and agrees to cause its applicable controlled Affiliates to, be present, in person or by proxy, at every meeting of the Company’s stockholders, including any postponement, recess or adjournment thereof, or in any other circumstance, however called, to vote on the Supported Matters (in the manner described in this Section 1.1) so that all of the Covered Shares will be counted for purposes of determining the presence of a quorum at each such meeting, or otherwise cause the Covered Shares to be counted as present thereat for purposes of establishing a quorum at each such meeting. For the avoidance of doubt, other than with respect to the Supported Matters, each Stockholder does not have any obligation to vote the Covered Shares in any particular manner and, with respect to such other matters (other than the Supported Matters), such Stockholder shall be entitled to vote the Covered Shares in its sole discretion.

2.          Rollover.

  2.1             Contribution and Rollover. On the terms set forth herein and subject to Section 2.2 and Section 2.3:

 (a)         Each Stockholder agrees and covenants to Parent that it will, (i) at the Rollover Time, contribute, assign, transfer, convey and deliver (or cause to be contributed, assigned, transferred, conveyed and delivered) to Parent such Stockholder’s Rollover Equity in exchange for the issuance by Parent of such Stockholder’s Exchanged Shares to such Stockholder free and clear of any and all Liens (including any restriction on the right to vote, sell or otherwise dispose of such Rollover Equity or such Exchanged Shares, as applicable), except as may exist by reason of this Agreement, the Merger Agreement and applicable securities laws (the “Rollover”).

 (b)        Parent agrees and covenants to each Stockholder that it will, at the Rollover Time, issue such Stockholder’s Exchanged Shares to such Stockholder in exchange for such Stockholder’s Rollover Equity.

 (c)           If an Independent Evaluator is not engaged in accordance with the Merger Agreement, the Rollover Amount shall be calculated based off of the Undisputed Merger Consideration as contemplated by Section 4.7(i) of the Merger Agreement and the Stockholder shall be issued the corresponding amount of Exchanged Shares, and the Stockholder shall have the right to receive additional Exchanged Shares equal to its applicable portion of the Additional Merger Consideration as contemplated in Section 4.7(h) of the Merger Agreement, if any, promptly following the determination of the final Adjusted Merger Consideration as set forth in Section 4.7(h) of the Merger Agreement; provided that any additional Exchanged Shares issued to Stockholder shall be based on the same valuation of Parent as of the Rollover Closing.

 (d)          In the event the Stockholder is entitled to receive additional Exchanged Shares as set forth in clause (c), Parent agrees and covenants to the Stockholder that it will issue such Stockholder’s Exchanged Shares to such Stockholder.

 (e)        Each Stockholder hereby covenants and agrees to take or cause to be taken all other or further actions required (including under the Company LLC Agreement) to validly contribute, assign, transfer, convey and deliver (or cause to be contributed, assigned, transferred, conveyed and delivered) to Parent the Rollover Units at the Rollover Time, free and clear of any and all Liens (including any restriction on the right to vote, sell or otherwise dispose of the Rollover Units), except as may exist by reason of this Agreement, the Merger Agreement and applicable securities laws. Each Stockholder hereby acknowledges and agrees that to the extent any Rollover Units are exchanged for shares of Class A Common Stock following the date hereof pursuant to the Company LLC Agreement, such shares of Class A Common Stock received pursuant to such exchange shall be treated as Covered Shares and Class A Rollover Shares. Notwithstanding anything to the contrary in this Agreement, each Stockholder may Transfer any or all of the Rollover Equity it holds, from time to time, to its affiliated investment funds or vehicles, including any blocker corporations affiliated with such Stockholder; provided, that, it shall be a condition to such Transfer that the transferee shall sign and deliver a joinder agreement in the form attached hereto as Exhibit C. Each Stockholder hereby acknowledges and agrees that it shall instruct and use its reasonable best efforts to cause any such transferee to comply with the terms of this Agreement. The Company Board, on behalf of the Company in the Company’s capacity as Manager (as such term is defined in the Company LLC Agreement) of Company LLC, has consented to any Transfer (as such term is defined in the Company LLC Agreement) of the Rollover Units as contemplated by this Agreement or explicitly permitted under this Section 2.1(e). Upon reasonable request of the Stockholder, Parent shall cooperate and consider in good faith alternative structures for implementing the Transaction proposed by the Stockholder; provided that Parent shall not be required to consider any such alternative structure if the implementation, in the reasonable, good faith discretion of Parent, would subject Parent or any of its Affiliates to any delay in implementing the transactions.

 (f)          Each Stockholder acknowledges and agrees that, from and after the Rollover, except as set forth in Section 2.3, such Stockholder shall have no right, title or interest in or to the Rollover Equity.

 (g)          Rollover Closing. Subject to the satisfaction (or waiver by the parties entitled to the benefit thereof) of the conditions set forth in Section 2.2, the closing of the transactions contemplated hereby will take place immediately prior to, but subject to the substantially simultaneous occurrence of, the Closing.

2.2         Conditions to Rollover. The obligations of each Stockholder to consummate the Rollover is subject to the satisfaction (or waiver by such Stockholder in writing) of the following conditions:

 (a)          (i) The satisfaction, or written waiver by Parent (to the extent permitted by the Merger Agreement), of all conditions to the obligations of Parent and Merger Subs to consummate the Mergers and the transactions contemplated by the Merger Agreement that are to occur on the Closing Date as set forth in Section 7.1 and Section 7.2 of the Merger Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or written waiver by Parent (to the extent permitted by the Merger Agreement) of such conditions), (ii) the satisfaction, or written waiver by the Company (to the extent permitted by the Merger Agreement), of all conditions to the obligations of the Company to consummate the Mergers and the transactions contemplated by the Merger Agreement that are to occur on the Closing Date as set forth in Section 7.1 and Section 7.3 of the Merger Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or written waiver by the Company (to the extent permitted by the Merger Agreement) of such conditions), (iii) the substantially concurrent consummation of the Rollover by the other Rollover Stockholders, (iv) the substantially concurrent funding of the Equity Financing on the terms and subject to the conditions set forth in the Equity Commitment Letters and (v) the consummation of the Mergers immediately following the Rollover;

 (b)          Solely for the benefit of Parent, the representations and warranties made by the Stockholder in Section 6.1 through Section 6.7 of this Agreement shall be true and correct as of the Rollover Time as if made at and as of the Rollover Time, except for such failures to be true and correct as would not reasonably be expected, individually or in the aggregate, to (i) prevent or materially impair or materially delay the consummation of the Rollover on the terms set forth herein or (ii) be materially adverse to Parent;

 (c)          Solely for the benefit of Parent, the representations and warranties made by the Company in Section 8.1 and Section 8.2 of this Agreement shall be true and correct as of the Rollover Time as if made at and as of the Rollover Time, except for such failures to be true and correct as would not reasonably be expected, individually or in the aggregate, to (i) prevent or materially impair or materially delay the consummation of the Rollover on the terms set forth herein or (ii) be materially adverse to Parent;

 (d)          Solely for the benefit of the Stockholder, the representations and warranties made by Parent in Section 7.1 through Section 7.5 of this Agreement shall be true and correct as of the Rollover Time as if made at and as of the Rollover Time, except for such failures to be true and correct as would not reasonably be expected, individually or in the aggregate, to (i) prevent or materially impair or materially delay the consummation of the Rollover on the terms set forth herein or (ii) be materially adverse to the Stockholder;

 (e)          Solely for the benefit of Parent, the Stockholder shall have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by the Stockholder at or prior to the Rollover Time;

 (f)          Solely for the benefit of the Stockholder, the Company shall have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by the Company at or prior to the Rollover Time;

 (g)          Solely for the benefit of the Stockholder, Parent shall have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent at or prior to the Rollover Time; and

 (h)          No Law enacted, entered, promulgated, enforced or issued by any Governmental Authority shall be in effect preventing the consummation of, or otherwise making illegal, the Rollover.

2.3          Failure to Consummate the Mergers. In the event that after the Rollover the Mergers fail to be consummated for any reason whatsoever and the Merger Agreement is terminated in accordance with its terms, the parties hereto agree that, concurrently with the termination of the Merger Agreement, automatically and without any further action of the parties hereto, Parent shall assign, transfer, convey and deliver (or shall cause to be assigned, transferred, conveyed and delivered) to the Stockholders the Rollover Equity and the Stockholders shall assign, transfer, convey and deliver to Parent the Parent Units issued to the Stockholders. In such event, each party hereto shall, as promptly as practicable, provide all such cooperation as the other parties hereto may reasonably request in order to ensure that such assignments, transfers, conveyances and deliveries have occurred and been made effective.

  2.4          Tax Treatment. The parties hereto agree that, for U.S. federal (and applicable state and local) income tax purposes, the Rollover is intended to be treated as transactions described in Section 721(a) of the Code (the “Intended Tax Treatment”). Each party hereto shall prepare and file all Tax Returns in a manner consistent with the Intended Tax Treatment and shall not take any position inconsistent with the Intended Tax Treatment in connection with any tax matters, in each case, unless otherwise required pursuant to a final “determination” within the meaning of Section 1313(a)(1) of the Code.

  2.5          Termination. Neither Parent nor the Stockholders shall be permitted to terminate its or their obligations under this Section 2 without the prior written consent of Parent, in the case of any termination by the Stockholders, or the Stockholders, in case of any termination by Parent (it being understood that this Section 2 shall also be terminated automatically, without any further action required by the parties thereto, upon any termination of this Agreement pursuant to Section 3).

  2.6         Tax Information. Within ninety (90) days following the Closing Date, each Stockholder shall provide to Parent or its accountants such Stockholder’s estimated tax basis and holding period as of the Closing Date in its Rollover Equity and shall promptly provide updated information in respect thereof if such Stockholder determines that its actual tax basis or holding period is different than previously reported. At the Rollover Time, each Stockholder shall deliver to Parent a properly completed and timely executed Internal Revenue Service Form W-8 or W-9.

  2.7           Withholding. Parent (and any of its Affiliates and designees), shall be entitled to deduct or withhold from any amounts owing from such Persons to any Stockholder (including withholding equity interests in the case of issuances of equity by such Persons) for any U.S. federal, state, local or non-U.S. withholding taxes, excise taxes or employment taxes imposed with respect to compensation or other payments to such Stockholder or such Stockholder’s ownership interest in Parent or its Affiliates, including, without limitation, equity issuances, wages, bonuses, distributions, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity; provided, that, the Person intending to make any such deduction or withholding (other than compensatory withholding or withholding resulting from the failure of a Stockholder to provide the forms required under Section 2.6) shall reasonably cooperate with the applicable Stockholder in determining whether any reductions or exemptions from withholding are available, including providing such Stockholder with a reasonable opportunity to provide such forms, certificates or other evidence to eliminate or reduce any such required deduction or withholding. To the extent any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Stockholder. In the event any such deductions or withholdings are not made with respect to a Stockholder, such Stockholder shall indemnify Parent (and any of its Affiliates and designees) for any amounts paid with respect to the applicable taxes, together with any interest, penalties and related expenses thereto. Each Stockholder shall provide Parent with such additional tax-related information, certifications and documentation as Parent may request.

3.          Termination. This Agreement shall terminate automatically and without further action of any of the parties hereto and shall have no further force or effect upon the earliest to occur of: (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Company Merger Effective Time (following the consummation of the Rollover), (iii) any amendment or modification to, or waiver of, the terms to the original unamended Merger Agreement, dated as of the date hereof, without the prior written consent of the Stockholders, that (A) reduces the amount of the Merger Consideration or any consideration otherwise payable with respect to the shares of Owned Shares and Owned Units beneficially owned by the Stockholders or (B) changes the form of the Merger Consideration or any consideration otherwise payable with respect to the shares of Owned Shares and Owned Units beneficially owned by the Stockholders, (iv) any amendment or modification to, or waiver of, the terms of the original unamended Merger Agreement, dated as of the date hereof, without the prior written consent of the Stockholders, that has the effect of extending the Outside Date (except for extensions in accordance with Section 8.1(b) of the Merger Agreement or (v) the written consent of the Stockholders, Parent and the Company (such date, the “Termination Date”); provided, that, the provisions set forth in Sections 2.3, and 12 through 28 shall survive the termination of this Agreement; provided, further, that Sections 2.4, 2.6, 3 and 11 shall survive the termination of this Agreement pursuant to the foregoing clause (ii); provided, further, that the termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against (x) any other party hereto for that party’s Willful Breach of this Agreement that may have occurred on or before such termination or (y) against any of the Stockholders for such Stockholder’s material breach of Sections 2.1(a) and 4.3 (any material breach contemplated by this clause (y), a “Material Rollover Breach”). For the purpose hereof, “Willful Breach” means a material breach of this Agreement (other than a Material Rollover Breach) that is a consequence of a willful or deliberate act or failure to act by a Party that knows or would reasonably be expected to have known that the taking of such act or failure to act would, or would reasonably be expected to, cause a breach of this Agreement.

4.          Certain Covenants.

4.1           Acquisition Proposals.

 (a)          From and after the date hereof until the earlier of the termination of the Merger Agreement pursuant to Article VIII thereof and the Company Merger Effective Time, subject to Section 8, each of the Stockholders hereby agrees that it shall not, and it shall instruct and use its reasonable best efforts to direct its Representatives not to, directly or indirectly:

  (1)          initiate, solicit, propose or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

  (2)         engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person or Group relating to, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this Section 4.1 prohibit such discussions);

  (3)          furnish to any Person (other than Parent or any of its Affiliates) any non-public information relating to the Company or any of its Subsidiaries or afford to any such Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and its Subsidiaries, in any such case with the intent to induce, or that could reasonably be expected to result in, the making, submission or announcement of, an Acquisition Proposal;

  (4)          approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal;

  (5)          enter into any Alternative Acquisition Agreement; or

  (6)          authorize, resolve, agree or commit to do any of the foregoing.

 (b)          Notwithstanding anything to the contrary in Section 4.1(a), the Stockholders and their Representatives may engage in or otherwise participate in discussions or negotiations regarding a bona fide written Acquisition Proposal received after the date of this Agreement, if and only to the extent that the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee has determined in good faith based on the information then available and after consultation with its financial advisor and outside counsel either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal in accordance with the Merger Agreement and the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

 (c)          From the date hereof until the earlier of the termination of the Merger Agreement pursuant to Article VIII thereof and the Company Merger Effective Time, subject to Section 8, each Stockholder (solely in its capacity as a stockholder of the Company) agrees that it will promptly (and, in any event, within forty-eight (48) hours) notify Parent in writing following any discussions or negotiations with any Person or Group pursuant to Section 4.1(b) and shall provide, in connection with such notice, (x) the identity of the Person or Group making such proposal (unless such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or Group that is in effect of the date hereof) (y) a summary of the material terms and conditions of any Acquisition Proposal and, if in writing, a copy thereof and thereafter shall keep Parent informed, on a prompt basis (and, in any event, within forty-eight (48) hours), of the status and terms of any such Acquisition Proposal and the status of any such or discussions or negotiations. Notwithstanding the foregoing, the Stockholders shall not be required to notify Parent of any discussions or negotiations to the extent the Company has notified Parent thereof.

4.2          Transfers. During the Support Period, each Stockholder hereby covenants and agrees that, except as expressly contemplated pursuant to this Agreement, such Stockholder shall not, and shall direct its controlled Affiliates not to, directly or indirectly (i) tender any Covered Shares into any tender or exchange offer, (ii) offer, sell, transfer, assign, exchange, pledge, hypothecate, encumber or otherwise dispose of (collectively, “Transfer”) or enter into any contract, option, agreement, understanding or other arrangement with respect to the Transfer of, any Covered Shares or beneficial ownership, voting power or any other interest thereof or therein (including by operation of law), (iii) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares that is inconsistent with this Agreement, (iv) enter into any hedge, swap or other transaction or Contract which is designed to (or is reasonably expected to lead to or result in) a transfer of the economic consequences of ownership of any Covered Shares, whether any such transaction is to be settled by delivery of Covered Shares, in cash or otherwise, (v) take any action that would reasonably be expected to prevent or materially impair or materially delay the consummation of the transactions contemplated by this Agreement or the Merger Agreement or (vi) commit or agree to take any of the foregoing actions. Any Transfer in violation of this Section 4.2 shall be void ab initio. Notwithstanding anything to the contrary in this Agreement, (i) each Stockholder may Transfer any or all of the Covered Shares (x) to any stockholder, member or partner of any Stockholder which is an entity and under common control with such Stockholder and (y) to any Affiliate of Stockholder under common control with such Stockholder and (ii) subject to Section 2.1(e), from and after the Requisite Company Stockholder Approvals have been obtained, each Stockholder may Transfer any or all of the Covered Shares; provided, that, the Stockholders retain, collectively, such number of Owned Shares and Owned Units that collectively have an aggregate value equal to the Rollover Amount, as determined in accordance with Section 2; provided, that, it shall be a condition to such Transfer that the transferee shall sign and deliver a joinder agreement in the form attached hereto as Exhibit C.

4.3          Termination of Director Designation Agreement. At the Closing, subject to and conditioned upon the Closing, the Director Designation Agreement (as may be amended, supplement or otherwise modified in accordance with its terms), dated as of June 7, 2023, by and between the Level Equity Stockholders (as defined therein) and the Company (the “Director Designation Agreement”) shall automatically be terminated in accordance with Section 4.3 thereof and the Stockholders agree and acknowledge that no Stockholder shall have any further rights or obligations with respect thereto notwithstanding anything to the contrary in the respective Director Designation Agreement; provided, that Article I, Article III and Article IV of the Director Designation Agreement shall survive in accordance with Section 4.3 thereof.

4.4          Limited Liability Company Agreement of Parent. The parties agree to negotiate in good faith with each other to enter into, substantially concurrently with the Closing, a definitive limited liability company agreement of Parent (the “LLCA”) containing the rights and obligations set forth in the Equity and Governance Term Sheet attached hereto as Exhibit D (the “Equity Term Sheet”), and such other provisions not addressed in the Equity Term Sheet as are customary for transactions of this type or as otherwise mutually agreed between the parties. If for any reason Parent and the Stockholders (or any of their respective affiliated investment funds or vehicles, including any affiliated blocker corporation) have not entered into the LLCA at or prior to the Closing, the parties agree (i) that the operation of Parent and its subsidiaries (including the Company) shall be in accordance with the Equity Term Sheet until such time as the LLCA shall be in effect and (ii) to continue to negotiate in good faith with each other to enter into the LLCA and seek to have such agreement executed as soon as reasonably practicable thereafter. Upon the execution of the LLCA by Parent and the Stockholders (or any of their respective affiliated investment funds or vehicles, including any affiliated blocker corporation) and delivery of the LLCA to each party thereto, this Section 4.4 shall cease to have any force or effect.

5.          Proxy Statement; Information Statement; Schedule 13e-3 and Schedule 13D.

 (a)          The Company, Parent and the Stockholders shall cooperate to, concurrently with the preparation and filing of the Proxy Statement or Information Statement, as applicable, jointly prepare and file with the SEC the Schedule 13e-3. Each Stockholder will provide information reasonably requested by the Company or Parent in connection with the preparation of the Schedule 13e-3. To the knowledge of each Stockholder, the information supplied by such Stockholder for inclusion or incorporation by reference in the Proxy Statement or Information Statement, as applicable, the Schedule 13e-3 or any other filing Parent or the Company is required to make in connection with the Mergers will not, at the time that such information is provided, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Promptly after the execution of this Agreement, Parent and the Stockholders shall cooperate to prepare and file with the SEC one or more disclosure statements on Schedule 13D or amendments or supplements thereto, as applicable (such disclosure statements, including any amendments or supplements thereto, the “Schedule 13Ds”) relating to the Merger Agreement and this Agreement and the transactions contemplated hereby and thereby. Parent shall (i) provide the Stockholders and Stockholders’ counsel a reasonable opportunity to review drafts of the Schedule 13e-3 prior to filing the Schedule 13e-3 with the SEC and (ii) consider in good faith all comments thereto reasonably proposed by the Stockholders, their outside counsel and other Representatives. To the extent legally permissible, Parent and the Stockholders shall (A) provide each other and their respective counsel a reasonable opportunity to review drafts of the Schedule 13Ds prior to filing the Schedule 13Ds with the SEC and (B) consider in good faith all comments thereto reasonably proposed by the other parties their outside counsel and their other Representatives, it being understood that failure to provide such prior review or to incorporate any comments shall not in any way limit or preclude Parent or the Stockholders, as applicable, from amending any such Schedule 13D.

 (b)         Parent, Sponsor and the Stockholders will each use its commercially reasonable efforts to furnish all information concerning such Party and its controlled Affiliates to the other parties that is reasonably necessary for the preparation and filing of the Proxy Statement or Information Statement, as applicable, and the Schedule 13e-3, and provide such other assistance, as may be reasonably requested by such other Party to be included therein and will otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Proxy Statement or Information Statement, as applicable, and the Schedule 13e-3 and the resolution of any comments to either received from the SEC.

6.        Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants to Parent and the Company as follows:

6.1          Due Authority. Such Stockholder is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Such Stockholder has all requisite trust, corporate or other similar power and authority and has taken all trust, corporate or other similar action necessary (including approval by the board of directors or applicable corporate bodies) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other action on the part of or vote of holders of any equity securities of such Stockholder is necessary to authorize the execution and delivery of, compliance with and performance by such Stockholder of this Agreement. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery of this Agreement by the Company and Parent constitutes a legal, valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to the Remedies Exceptions.

6.2        No Conflict. The execution and delivery of, compliance with and performance of this Agreement by such Stockholder (including, for the avoidance of doubt, the contribution to Parent of the Rollover Units) do not and will not (i) conflict with or result in any violation or breach of any provision of the certificate of formation, trust agreement or operating agreement or similar organizational documents of such Stockholder, (ii) conflict with or result in any violation or breach of any provision of the Company LLC Agreement, (iii) conflict with or result in a violation or breach of any applicable Law, (iv) require any consent by any Person under, result in a breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which such Stockholder is entitled, under any Contract binding upon such Stockholder, or to which any of its properties, rights or other assets are subject or (v) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of such Stockholder, except in the case of clauses (i), (ii), (iii), (iv) and (v) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, prohibit or impair in any material respect the consummation of the Mergers or the performance by such Stockholder of its obligations under this Agreement.

6.3        Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement, the performance by such Stockholder of its covenants and obligations under this Agreement or the consummation by such Stockholder of the transactions contemplated hereby, except (a) as required by the rules and regulations promulgated under the Exchange Act, the Securities Act, or state securities, takeover and/or “blue sky” laws, (b) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, (c) the applicable rules and regulations of the SEC or any applicable stock exchange or (d) as would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, prohibit, impair in any material respect or materially delay the consummation of the Mergers or the performance by such Stockholder of its obligations under this Agreement.

6.4          Ownership of the Owned Shares and Owned Units. Such Stockholder is, as of the date hereof, the record and beneficial owner of the Owned Shares and the Owned Units, all of which are free and clear of any Liens, other than those created by this Agreement, the Merger Agreement, the Company LLC Agreement or arising under applicable securities laws. Such Stockholder has the full legal right, power and authority to deliver the Rollover Equity to Parent pursuant to Section 2. Such Stockholder does not own, of record or beneficially, any shares of capital stock of the Company, or other rights to acquire shares of capital stock of the Company, in each case other than the Owned Shares and Owned Units. Such Stockholder has the sole right to dispose of the Owned Shares and Owned Units, and none of the Owned Shares or Owned Units is subject to any pledge, disposition, transfer or other agreement, arrangement or restriction, except as contemplated by this Agreement. As of the date hereof, such Stockholder has not entered into any agreement to Transfer any Owned Shares or Owned Units and no person has a right to acquire any of the Owned Shares or Owned Units held by such Stockholder.

6.5         Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder or any of its Affiliates (other than the Company and its Subsidiaries) that would reasonably be expected to prevent, materially delay or materially impair the ability of such Stockholder to perform its obligations under this Agreement.

6.6          Investment. The Exchanged Shares and the Parent Units to be acquired by such Stockholder pursuant to this Agreement will be acquired for such Stockholder’s own account and not with a view to, or intention of, distribution thereof in violation of any applicable state securities laws. Each Stockholder is an “accredited investor” within the meaning of Rule 501 of Regulation D of the SEC. Each Stockholder is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Exchanged Shares and the Parent Units. Each Stockholder is able to bear the economic risk of its investment in the Exchanged Shares and the Parent Units for an indefinite period of time because the Exchanged Shares and the Parent Units have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. Each Stockholder has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Exchanged Shares and the Parent Units and has had access to such other information concerning Parent as such Stockholder has requested.

6.7          Finders Fees. No broker, investment bank, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s, investment banking or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

7.          Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows:

7.1          Due Authority. Parent is a legal entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation. Parent has all requisite limited liability company power and authority and has taken all limited liability company action necessary (including approval by the board of managers or applicable corporate bodies) to execute, deliver and perform its obligations under this Agreement in accordance with the terms hereof and no other limited liability company action by Parent or vote of holders of any class of the capital stock of Parent is necessary to approve and adopt this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes a valid and binding agreement of Parent enforceable against Parent in accordance with its terms, subject to the Remedies Exceptions.

7.2          No Conflict. The execution, delivery and performance by Parent of this Agreement do not and will not, other than as provided in the Merger Agreement with respect to the Mergers and the other transactions contemplated thereby, (i) conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or the similar organizational documents of any of its Subsidiaries, (ii) conflict with or result in a violation or breach of any applicable Law, (iii) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which Parent and any of its Subsidiaries are entitled, under any Contract binding upon Parent or any of its Subsidiaries, or to which any of their respective properties, rights or other assets are subject or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of Parent or any of its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not reasonably be expected to restrict, prohibit or impair the performance by Parent of its obligations under this Agreement.

7.3          Consents. No consent, approval, order or authorization of, or registration, declaration or, (except as required by the rules and regulations promulgated under the Exchange Act, the Securities Act, or state securities, takeover and “blue sky” laws) filing with, any Governmental Authority or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby, except as would not, individually or in the aggregate, reasonably be expected to restrict, prohibit, impair or delay the consummation of the Mergers or the performance by Parent of its obligations under this Agreement.

7.4         Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement.

7.5          Exchanged Shares. The Exchanged Shares and the Parent Units, when issued to the Stockholder pursuant to the Rollover, will be duly authorized, validly issued and outstanding, fully paid and non-assessable, and issued free and clear of any Liens, other than those created by the organizational documents of Parent or arising under applicable securities Laws.

8.         Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholders and Parent as follows:

8.1          Due Authority. The Company is a legal entity duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of formation. The Company has all requisite corporate power and authority and has taken all corporate action necessary (including approval by the Company Board (acting on the recommendation of the Special Committee)) to execute, deliver and perform its obligations under this Agreement in accordance with the terms hereof and no other corporate action by the Company or vote of holders of any class of the capital stock of the Company is necessary to approve and adopt this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Remedies Exceptions.

8.2          No Conflict. The execution, delivery and performance by the Company of this Agreement do not and will not, other than as provided in the Merger Agreement with respect to the Mergers and the other transactions contemplated thereby, (i) conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries, (ii) conflict with or result in a violation or breach of any applicable Law, (iii) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Company and any of its Subsidiaries are entitled, under any Contract binding upon the Company or any of its Subsidiaries, or to which any of their respective properties, rights or other assets are subject or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not reasonably be expected to restrict, prohibit or impair the performance by the Company of its obligations under this Agreement.

8.3          Stockholder Terms. Each Rollover Stockholder has executed a support agreement on the date hereof in substantially the same form as this Support Agreement in all material respects.

9.         Stockholder Capacity. This Agreement is being entered into by the Stockholders solely in their respective capacity as a record and/or beneficial owner of the Owned Shares and Owned Units and not in any other capacity (including without limitation any capacity as a director of the Company), and nothing in this Agreement shall restrict or limit the ability of any of the Stockholders or any of their respective Affiliates or Representatives who is a director or officer of the Company or any of the Company’s Subsidiaries (including without limitation through individuals that it has elected, or designated to be elected, to the Board of the Company) to take, or refrain from taking, any action in his or her capacity as a director or officer of the Company or any of its Subsidiaries, including the exercise of fiduciary duties to the Company or its stockholders, and any such action taken in such capacity or any such inaction shall not constitute a breach of this Agreement, and the provisions of this Agreement shall not apply to such directors or officers in their capacity as such.

10.      Non-Survival of Representations, Warranties and Covenants. Other than the covenants and agreements in Section 2.4, Section 2.6, Section 2.7, Section 3, Section 11 and Sections 13 through 28 (and such applicable provisions incorporated by reference therein), in each case, which shall survive the Company Merger Effective Time, the representations, warranties and covenants contained herein shall not survive the Company Merger Effective Time.

11.        Waiver of Appraisal and Dissenter Rights and Certain Other Actions. The Stockholder hereby irrevocably and unconditionally waives, to the fullest extent of applicable Law, and agrees to cause to be waived and not to assert any appraisal rights, any dissenter’s rights and any similar rights under Section 262 of the DGCL or otherwise with respect to the Owned Shares or Owned Units with respect to the Mergers and the transactions contemplated by the Merger Agreement.

12.       Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change prior to the Company Merger Effective Time in the Common Stock and Company LLC Units by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Stock”, “Covered Shares”, “Class A Rollover Shares”, “Rollover Units”, “Rollover Equity”, “Owned Shares”, “Class A Owned Shares”, “Class B Owned Shares” and “Owned Units” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction, in each case prior to the Company Merger Effective Time.

13.       Further Assurances. Parent and Stockholders shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent or the Stockholders may reasonably request to the extent necessary to effect the transactions contemplated by this Agreement, including any documentation necessary to effect the Rollover in accordance with the terms hereof.

14.       Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any party to the other parties to this Agreement shall be in writing and (a) served by personal delivery by hand upon the part(ies) for whom it is intended, (b) served by an internationally recognized overnight courier service upon the part(ies) for whom it is intended, (c) delivered by registered or certified mail, return receipt requested or (d) sent by email with written or electronic confirmation of receipt requested (provided that the sender of such email does not receive written notification of delivery failure):

if to Stockholder to:

c/o Level Equity Management, LLC
Two Grand Central Tower
140 East 45th Street, 42nd Floor
New York, NY 10017
Attention: Nathan Linn
email: legal@levelequity.com; NLinn@levelquity.com

with a copy (which will not constitute notice) to:

Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attention: Oreste Cipolla
Email: OCipolla@goodwinlaw.com

if to Parent to:

Casago Holdings, LLC
15475 N Greenway Hayden Loop, Suite B2
Scottsdale, AZ 85260-1616
Attention: Joseph Riley
Email: joseph@patriotfamilyhomes.com

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention: Christopher M. Barlow
Email: christopher.barlow@skadden.com

If to the Company, to:

Vacasa, Inc.
850 NW 13th Ave
Portland, OR 97209
Attention: Rebecca Boyden
Email: Rebecca.boyden@vacasa.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Justin Hamill; Michael Anastasio
Email: justin.hamill@lw.com; michael.anastasio@lw.com

with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.
845 Texas Avenue, Suite 4700
Houston, TX 77002
Attention: Lande A. Spottswood
Email: lspottswood@velaw.com

and

Vinson & Elkins L.L.P.
Trammel Crow Center
2100 Ross Avenue, Suite 3900
Dallas, TX 75201
Attention: D. Alex Robertson
Email: arobertson@velaw.com

15.      Interpretation. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if,” any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall mean such Law as from time to time amended, modified or supplemented. Currency amounts referenced herein are in U.S. Dollars. Each reference to a “wholly owned Subsidiary” or “wholly owned Subsidiaries” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by Law or regulation to be held by a director or nominee). Each reference to “Affiliate” shall be deemed to exclude the Company and any of its Subsidiaries, for the purposes of the Stockholders.

16.        Entire Agreement. This Agreement and the documents and instruments and other agreements entered into in connection herewith by any of the parties hereto and the Merger Agreement collectively constitute the entire agreement with respect to the subject matter hereof, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

17.      No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement (except as provided in Section 21), express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

18.        Governing Law and Venue; Waiver of Jury Trial. This Agreement and any claim, cause of action or Action (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto (i) irrevocably and unconditionally submits to the personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware, then any Delaware state court) (the “Chosen Courts”) in the event of any claim, cause of action or proceeding between the parties hereto (whether in contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby; (ii) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim; (iii) agrees that it shall not bring any claim, cause of action or proceeding against any other parties hereto arising out of or relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts and that a final judgment in any legal proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law and (iv) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Chosen Courts. Each of the parties irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 14, such service to become effective ten days after such mailing. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18, (1) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND (2) MAKES THIS WAIVER VOLUNTARILY.

19.        Assignment; Successors. Other than as provided herein, neither this Agreement nor any of the rights, interests or obligations under this Agreement (including those set forth in Section 2.1(a) and 2.1(e)) may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

20.        Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions that are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (a) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, to seek specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement or to enforce specifically the terms and provisions hereof, (b) the parties hereto will not assert that a remedy of monetary damages would provide an adequate remedy for such breach and (c) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, none of the Company, Parent or the Stockholder would have entered into this Agreement.

21.        Non-Recourse. This Agreement may only be enforced against, and any Action (whether at law, in contract or in tort) based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an induction to, this Agreement), may only be brought against (and such representations and warranties are those solely of) the Persons that are expressly named as parties to this Agreement and the Persons party to the Merger Agreement or party to any other agreement executed in connection therewith (collectively, the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney or other Representative or any of their successors or permitted assigns or any direct or indirect director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, Representative, successor or permitted assign of any of the foregoing (each, a “Non-Recourse Party”), shall have any liability for any obligations or liabilities of any party under this Agreement or for any legal proceeding (whether in contract or in tort, in law or in equity or granted by statute) based on, in respect of or by reason of this Agreement or the transactions contemplated by this Agreement or in respect of, or by reason of this Agreement or the negotiation, execution, performance or breach of this Agreement (including any written or oral representations made or alleged to be made in connection herewith). The parties hereto acknowledge and agree that the Non-Recourse Parties are third party beneficiaries of this Section 21, each of whom may enforce the provisions hereof.

22.       Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

23.      Counterparts. This Agreement and any amendments to this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission or by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

24.        Amendment; Waiver. Subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance. No failure or delay on the part of a party in the exercise of any right or remedy hereunder shall impair such right or power or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right or power.

25.        No Presumption Against Drafting Party. The Company, Parent and the Stockholder acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

26.        No Agreement until Executed. This Agreement shall not be effective unless and until the Company Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Amended and Restated Certificate of Incorporation of the Company (as amended), the Merger Agreement, this Agreement and the transactions contemplated by the Merger Agreement, including the Mergers.

27.      No Ownership Interest. Except as expressly provided in Section 2 with respect to the Rollover Equity, (a) nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares and (b) all ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders.

28.        Company Special Committee Approval. Notwithstanding any provision to the contrary, no amendment or waiver of any provision of this Agreement shall be made by the Company or the Company Board without first obtaining the approval of the Special Committee. The Special Committee shall direct enforcement by the Company of any provisions of this Agreement against the Stockholders.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

CASAGO HOLDINGS, LLC

By:	/s/ Joseph Riley__________________________________
Name:	Joseph Riley
Title:	President

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

VACASA, INC.

By:	/s/ Robert Greyber
Name:	Robert Greyber
Title:	Chief Executive Officer

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

Level Equity Opportunities Fund 2015, L.P.
By: Level Equity Partners II (GP) L.P. its general partner
By: Level Equity Associates II, LLC its general partner

By:	/s/ Nathan Linn
Name:	Nathan Linn
Title:	Chief Operating Officer

Level Opportunities Fund 2018, L.P.
By: Level Equity Partners IV (GP) L.P. its general partner
By: Level Equity Associates IV, LLC its general partner

By:	/s/ Nathan Linn
Name:	Nathan Linn
Title:	Chief Operating Officer

LEGP II AIV(B), L.P.
By: Level Equity Partners II (GP) L.P. its general partner
By: Level Equity Associates II, LLC its general partner

By:	/s/ Nathan Linn
Name:	Nathan Linn
Title:	Chief Operating Officer

LEGP I VCS, LLC

By:	/s/ Nathan Linn
Name:	Nathan Linn
Title:	Chief Operating Officer

[Signature Page to Support Agreement]

LEGP II VCS, LLC

By:	/s/ Nathan Linn
Name:	Nathan Linn
Title:	Chief Operating Officer

Level Equity – VCS Investors, LLC

By:	/s/ Nathan Linn
Name:	Nathan Linn
Title:	Chief Operating Officer

[Signature Page to Support Agreement]

Exhibit A

Owned Shares

Stockholder	Class A Owned Shares	Class B Owned Shares	Owned Units
Level Equity Opportunities Fund 2015, L.P.	45,089	326,144	326,144
Level Equity Opportunities Fund 2018, L.P.	43,439	271,521	271,521
LEGP II AIV(B), L.P.	227,656	-	-
LEGP I VCS, LLC	2,183	234,667	234,667
LEGP II VCS, LLC	5,695	612,241	612,241
Level Equity - VCS Investors, LLC	2,171	233,461	233,461

[Exhibit A to Support Agreement]

Exhibit B

Rollover Equity

Stockholder	Class A Rollover Shares	Class B Rollover Shares	Rollover Units
Level Equity Opportunities Fund 2015, L.P.	45,089	326,144	326,144
Level Equity Opportunities Fund 2018, L.P.	43,439	271,521	271,521
LEGP II AIV(B), L.P.	227,656	-	-
LEGP I VCS, LLC	2,183	234,667	234,667
LEGP II VCS, LLC	5,695	612,241	612,241
Level Equity - VCS Investors, LLC	2,171	233,461	233,461

[Exhibit B to Support Agreement]

Exhibit C

Joinder Agreement

The undersigned hereby agrees that it is hereby bound by that certain Support Agreement, dated as of December 30, 2024 (the “Support Agreement”), by and among Vacasa, Inc., a Delaware corporation (the “Company”), and the other parties thereto, as a “Stockholder” for all purposes thereunder.  Capitalized terms used but not defined herein shall have the meanings given such terms in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:	Signed:

Stockholder:
By:
Title:
Address:

[Exhibit C to Support Agreement]

Exhibit D

Equity Term Sheet

[Intentionally omitted.]

[Exhibit D to Support Agreement]